Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cell Therapeutics, Inc. on Form S-8 to be filed with the Commission on or about October 20, 2010 of our Independent Registered Public Accounting Firm’s Reports dated February 26, 2010 covering the consolidated financial statements of Cell Therapeutics, Inc., for the years ended December 31, 2009, 2008 and 2007, and the internal control over financial reporting as of December 31, 2009, which is in its Form 10-K for the year ended December 31, 2009.

Stonefield Josephson, Inc.

/s/ Stonefield Josephson, Inc.

San Francisco, California
October 20, 2010